Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                          Contact: Paul Knopick

                                                                                                                         888-795-6336

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ITRONICS REPORTS 2010 THIRD QUARTER REVENUES INCREASE 8.4 PERCENT

-- SILVER REVENUE GROWTH UP 102 PERCENT --

RENO, Nevada, November 18, 2010 -- Itronics Inc. (OTC: ITRO) reported today that total revenues for the third quarter of 2010 increased by 8.4 percent compared to the same period in 2009. Revenue growth in the third quarter continued to be driven by increases in silver sales, which were up 102 percent.

Unaudited revenues for the third quarter, and first nine months ended September 30, 2010, together with comparative figures for 2009, are presented below:

ITRONICS INC.

	For the Quarter		For the 9 Months
	Ended September 30		Ended September 30
	2010	2009	2010	2009
REVENUE
Fertilizer	$ 269,139	$ 283,983	$ 1,746,896	$ 1,975,223
Silver	$ 113,713	$ 56,228	$ 330,798	$ 540,033
Photo Services	$ 22,466	$ 27,698	$ 73,272	$ 98,770
Mining Technical Services	$ 562	$ 6,669	$ 1,914	$ 34,360
Total Revenues	$ 405,880	$ 374,578	$ 2,152,880	$ 2,648,386

"Third quarter 2010 GOLD’n GRO liquid fertilizer revenue was strong in a market where fertilizer sales for most fertilizer companies selling in California were reduced by weather conditions," said Dr. John Whitney, Itronics President. "The Company is expecting that even with a very late harvest in California, GOLD’n GRO fertilizer orders in the fourth quarter should be comparable to the 2009 fourth quarter. Continuing strong demand for the GOLD’n GRO fertilizers is a positive indicator of grower satisfaction with our environmentally friendly green fertilizers."

Silver revenues for the third quarter increased 102 percent on a 54 percent increase in ounces sold. The average silver price per troy ounce in the third quarter was $18.93, up from $14.70 per troy ounce in the third quarter 2009, a 29 percent increase. In November 2010 silver is trading above $25 per ounce, the highest price in 30 years.

Start up of the Stage I silver refining expansion is progressing well and the new system is being integrated into plant operations with some of the expected cost savings already being realized. The Company expects significant increases in output will begin in the first quarter 2011.

***MORE***

10-18-10 Itronics Inc Press Release, "2010 Third Quarter Revenue Increase 8.4 Percent…"

Itronics is working with its distributor to implement expansion of certain GOLD’n GRO fertilizer field applications in the California market. The objective of the new program is to increase demand for GOLD’n GRO fertilizer, which will increase conversion of silver bearing photoliquids and expand silver recovery. Volumes of silver bearing photoliquids being received continue to exceed the quantities needed for fertilizer manufacturing and the Company has a substantial on-site inventory to support sales expansion.

Whitney & Whitney Mining Technical Services is focusing on assisting Auric Gold & Minerals, Inc. (Auric) with acquisition of a highly prospective polymetallic gold project in Nevada by staking lode mining claims. This division continues to maintain its web based InsideMetals.com Gold Producer Stocks information portal: www.insidemetals.com.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. produces GOLD'n GRO liquid fertilizers and pure silver bullion. It is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts spent photoliquids into pure silver and GOLD'n GRO liquid fertilizers. Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally clean recycling and fertilizer technologies.

Visit http://www.goldngro.com or http://www.itromet.com for information about the popular Silver Nevada Miner bars available at the Company's 'e-store' catalog.

VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)